Exhibit 10.44

AMENDMENT TO THE

AFFINION GROUP HOLDINGS, INC.

2007 STOCK AWARD PLAN

THIS AMENDMENT (“Amendment”) to the Affinion Group Holdings, Inc. 2007 Stock Award Plan is made as of April 1, 2014.

WHEREAS, Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), currently maintains the Affinion Group Holdings, Inc. 2007 Stock Award Plan (the “Plan”), pursuant to which employees, directors and consultants of Holdings and its affiliates may be granted equity-based compensation;

WHEREAS, pursuant to Section 14 of the Plan, the Board of Directors of Holdings (the “Board”) may amend the Plan or any portion thereof at any time; and

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, BE IT:

RESOLVED, that, Section 7(c) of the Plan is hereby deleted in its entirety and replaced with the following:

“Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) an Option shall vest and become exercisable with respect to 25% of the shares of Common Stock subject to such Option on each of the first four anniversaries of the Date of Grant; (ii) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) one year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (iii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause.”

RESOLVED, that this Amendment shall, as of and from the execution date set forth above, be read and construed with the Plan and be treated as a part thereof.  The terms of the Plan except as amended by this Amendment are ratified and confirmed and the Plan as amended by this Amendment shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Todd Siegel
Name:	Todd Siegel
Title:	CEO